UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CNS RESPONSE, INC.

(Name of Registrant as Specified In Its Charter)

Leonard J. Brandt

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SOLICITATION BY LEONARD J. BRANDT
OF CONSENT OF STOCKHOLDERS
of
CNS RESPONSE, INC.
TO STOCKHOLDERS OF CNS RESPONSE, INC.:
I, Leonard J. Brandt, request your consent for the following purposes:
PROPOSAL 1 To remove from the Board of Directors all incumbent directors other than Leonard J Brandt.
PROPOSAL 2 To elect the following individuals (the “Nominees”) as directors of CNS Response, Inc., a Delaware corporation with its principal executive offices located at 2755 Bristol St., Suite 285, Costa Mesa, California 92626 (the “Company”), to serve until the next annual meeting and until their successors are elected and qualified.

Leonard J. Brandt
William E. Bunney, Jr., M.D.
William Murray
Mordechay Yekutiel
Andy Goren
David W. Mazepink

Sincerely,
/s/ Leonard J. Brandt
Leonard J. Brandt

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PLEASE CAREFULLY READ THE ACCOMPANYING CONSENT SOLICITATION STATEMENT FOR MORE DETAILED INFORMATION. IF YOU HAVE ANY QUESTIONS OR NEED ADDITIONAL COPIES OF THE STOCKHOLDER CONSENT SOLICITATION MATERIALS, PLEASE SUBMIT YOUR REQUESTS TO LEONARD J. BRANDT AT 31878 DEL OBISPO ST., SUITE 118-131, SAN JUAN CAPISTRANO, CA 92675 OR BY FAXING A WRITTEN REQUEST TO (949) 743-2785.

ii

SOLICITATION BY LEONARD J. BRANDT
OF WRITTEN CONSENT OF STOCKHOLDERS OF CNS RESPONSE, INC.
INFORMATION CONCERNING THIS SOLICITATION AND CONSENTING
Leonard J. Brandt hereby requests consent from holders of Common Stock of CNS Response, Inc. (the “Company”). Please indicate your “Consent” by signing, dating and sending the enclosed Pink Consent Card (the “Consent”) to Leonard J. Brandt using the pre-addressed envelope provided for your convenience. The address for delivery of Consents to Leonard J. Brandt is 31878 Del Obispo St., Suite 118-131, San Juan Capistrano, CA 92675.
Leonard J. Brandt is separately soliciting both proxies for a special stockholder meeting in lieu of an annual meeting and written consents of stockholders, each of which are intended to accomplish the same purposes.
The Company has challenged the validity of the special meeting called by Mr. Brandt, and bases challenges to the special meeting on a supposed belief in an interpretation of its Bylaws that allows the Company to dictate the timing of special meetings, and, therefore, Mr. Brandt is also soliciting written consents because they can accomplish the same ends without being subject to challenges based on the Company’s interpretation of its Bylaws. In fact, Delaware corporations cannot limit the use of written consents by adopting contrary bylaws, and the only effective limitations on written consents would be set forth in the certificate of incorporation, and cannot be adopted by the Board absent prior approval of its stockholders.
If you provide Mr. Brandt both a proxy card and a written consent, he will use each to accomplish the goals of replacing the incumbent Board of Directors.
If you provide both a proxy and a written consent, and wish to revoke either or both of them, then each must be separately and timely revoked. See “REVOCABILITY OF CONSENTS” herein and the instructions in the proxy statement about revoking proxies, as applicable.
Under the Delaware Corporation law and the Company’s Bylaws, votes represented by proxies will be counted at the earliest time when a quorum is present or represented by proxy at the special meeting. A quorum is a majority of the outstanding shares.
Under the Delaware Corporation law, written consents will take effect when written consents of a majority of the outstanding shares are delivered to the Company.
Definitive copies of this Consent Solicitation Statement and Pink Consent Card were first sent or given to stockholders on approximately August 25, 2009.
The consents of stockholders expire unless the Company receives consents signed by holders of a majority of the outstanding stock within sixty (60) days after the first-dated consent. The first-dated consent will be dated on the date that this Consent Solicitation Statement is filed in definitive form.
Thus the consent solicitation period will expire upon the earlier to occur of (i) delivery to the Company of consents of holders of a majority of the outstanding Common Stock or (ii) the sixty-first calendar day after this Consent Solicitation Statement is filed in definitive form with the Securities and Exchange Commission.
The Company will give notice to stockholders if Proposals 1 or 2 are approved. The Delaware General Corporation Law and the Company’s Bylaws require the Company to give notice of the adoption of any action by written consent to all stockholders who do not give consents. Rule 14c-1 et seq. under the Securities Exchange Act of 1934 also requires the Company to give notice to stockholders in the form of an Information Statement prescribed by Schedule 14C unless the Company solicits consents from all the stockholders. The stockholders entitled to such notice are the stockholders as of the time written consents of the holders of a majority of the outstanding Common Stock shall have been delivered to the Company.
Notice is not required to be sent to stockholders upon the expiration of the consent solicitation period by lapse of time if no Proposal is approved. This may constitute your only notice of the expiration of the consent solicitation period on the 61st calendar day after this consent solicitation statement is filed in definitive form.
The Delaware General Corporation Law in Section 228(e) provides that “Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders or members who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders or members to take the action were delivered to the corporation as provided in subsection (c) of this section. ”
The Company’s Bylaws, in Article 1, Section 1.10, provide that “prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.”
Rule 14c-1 under the Securities Exchange Act requires a registrant to furnish an Information Statement on Schedule 14C.
Concerning notice to security holders of the results of the solicitation, in the event that the solicitation is successful, I intend to cause the Company to give all notices required by the foregoing provisions.
CONSENT REQUIRED FOR APPROVAL; EFFECT OF ABSTENTIONS AND VOTES AGAINST
The only outstanding class of stock of the Company having voting rights is the Company’s Common Stock, par value $0.001 per share. Only holders of Common Stock are entitled to consent on the Proposals. Each share of Common Stock has one vote.
Consents of the holders of a majority of the outstanding shares of Common Stock are required to approve each of Proposal 1 and Proposal 2 in accordance with the Delaware General Corporation Law and the Bylaws of the Company.
If Proposal 1 is not approved, then incumbent directors would not be removed from the Board. The approval of Proposal 2, the election of the Nominees by written consent, will have no force or effect unless there are vacancies on the Board, such as those vacancies that would be created by approval of Proposal 1.
Consents will be counted when delivered to the Company. The Consent includes an authorization for Leonard J. Brandt or his designates to deliver Consents to the Company in any manner.
The Consents shall take effect on the earliest date that Consents from record holders of a majority of the outstanding Common Stock are delivered to the Company. No Consent shall have any effect unless Consents of holders of a majority of the outstanding Common Stock are delivered within 60 days after the earliest-dated Consent.
If a preference is not indicated on a signed and dated Consent delivered by any Stockholder, the Consent will be counted as FOR each of the Proposals.
“Disapproving” or “abstaining” on a proposal, and brokers’ indicating a “non-vote” in any other manner, all have the same effect, and none is counted as a Consent on any Proposal.
A Pink Consent Card is included at the end of this document. If a preference is not indicated on a signed and dated Consent delivered by any Stockholder, the Consent will be counted as FOR each of the Proposals.

RECORD DATE; OUTSTANDING COMMON STOCK
Consents will take effect on the date that Consents are delivered to the Company signed and dated by Stockholders holding a majority of the then outstanding Common Stock on July 31, 2009 (the “Record Date”), which was the date when the first consent, signed by Mr. Brandt, was delivered to the Company’s registered office. Stockholders who are holders of record of the Company’s Common Stock on the Record Date are entitled to Consent. For approval of each proposal, Consent is required from the record holders of a majority of the shares of Common Stock that are issued and outstanding on the Record Date. There were 28,872,476 shares of Common Stock issued and outstanding as of August 10, 2009, according to the Company’s stockholder list of that date. A majority of that number of shares would be 14,436,239 shares. The number of outstanding shares, and accordingly the number of Consents required, may be higher or lower as of the Record Date.
The Company’s Board on July 20, 2009 adopted a resolution declaring a record date of August 27, 2009 for all stockholder meetings and all stockholder written consents.
The Company has further stated its intention to challenge the validity of written consents of stockholders. Until a record of stockholders is taken on August 27, the Company could claim that whether the persons giving consents own stock at the record date cannot be determined. Mr. Brandt opposes this challenge on the basis that the Board action violated Section 213(b) of the Delaware General Corporation Law.
PROCEDURE TO GIVE CONSENT
Holders of shares of Common Stock on the Record Date are urged to sign, date and return the Pink Consent Card to Leonard J. Brandt via fax to (949) 743-2785 or send addressed to him at 31878 Del Obispo St., Suite 118-131, San Juan Capistrano, CA 92675.
Leonard J. Brandt will not use any proxy or consent prior to filing a definitive proxy statement and will only use the proxy or consent card in definitive form that accompanies a definitive proxy statement.  Any proxy or consent card marked at the top PRELIMINARY that accompanies a preliminary proxy statement cannot be used and should not be signed and returned.
If your shares of Common Stock are registered in more than one name, the accompanying Consent form should be signed by all such persons.
However, if your shares are held in the name of a brokerage firm, bank or nominee, only they can give Consent for your shares, and only upon receipt of your specific instructions.
If your shares are not held in a brokerage account and a stock certificate is registered in your own name, you are the Stockholder of record. You may print out, sign and date the Consent form attached hereto.
On the other hand, if your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and in that case these proxy materials are being forwarded to you by your broker who is considered, with respect to those shares, the Stockholder of record. To sign the Consent as a beneficial owner, you may either—
A. Direct your broker to sign the Consent for your shares by sending a written directive to your broker to do so; OR
B. Specifically request a document called a “legal proxy” from your broker which you will sign and date and forward with a signed and dated copy of the Consent.
IN EITHER CASE, SEND ALL CONSENTS TO LEONARD J. BRANDT AT 31878 DEL OBISPO ST., SUITE 118-131, SAN JUAN CAPISTRANO, CA 92675 OR BY FAX TO (949) 743-2785.
REVOCABILITY OF CONSENTS
Any Consent given pursuant to this solicitation is considered revocable by the person giving it at any time before it is used. Any Consent may be revoked by duly-executing a written notice of revocation of Consent or a Consent bearing a later date and delivering the same to Leonard J. Brandt at 31878 Del Obispo St., Suite 118-131, San Juan Capistrano, CA 92675 or by fax to (949) 743-2785 or to CNS Response, Inc. at 2755 Bristol St., Suite 285, Costa Mesa, CA 92626 until the requisite number of consents have been obtained and delivered to the Company or its registered office.
PERSONS MAKING THIS SOLICITATION
This solicitation of Consents is not made by the Company. Leonard J. Brandt is making this solicitation of Consents. The only other participants in the solicitation are the Nominees, EAC Investment, Inc. and The EAC Investment Limited Partnership. Please see “PROPOSAL 2, ELECTION OF DIRECTORS, Information With Respect to the Nominees” and “Information With Respect to Other Participants.”
The participants may solicit Consents in person or by telephone, facsimile, internet, email, mail, courier, and delivery services. Leonard J. Brandt intends to conduct all solicitation activities primarily himself. Neither Leonard J. Brandt nor any of the other participants intends to conduct any solicitations through any regular employees, specially-engaged employees or proxy solicitation firms, except that Mr. Brandt has engaged Connie Chandler dba IR Strategies to advise on public relations, transmit consent soliciting materials, and solicit consents.

EXPENSES OF SOLICITATION
The entire expense of the solicitation of Consents will be borne by Leonard J. Brandt. Leonard J. Brandt currently estimates that the total expenditures for, in furtherance of, or in connection with the Consent solicitation will be approximately $150,000. Leonard J. Brandt has incurred approximately $50,000 of such expenses to date. Mr. Brandt engaged IR Strategies on an hourly basis at an estimated cost of between $5,000 and $10,000. If any of the Nominees are elected, Leonard J. Brandt intends to seek reimbursement from the Company for those expenses, but does not intend to submit the question of such reimbursement to a vote of the stockholders.
DISPUTE BY INCUMBENT BOARD ABOUT CONSENTS
In the U.S. District Court, the Company seeks an injunction against violation of section 14(a) and section 13(d) of the Securities Exchange Act of 1934 and against the use of proxies or consents previously solicited and seeks monetary damages. The Company’s request for injunction states that it concerns the proxies or consents that were obtained before July 2, 2009. Mr. Brandt believes that the proceeding shall have no effect on a special meeting or written consent of stockholders because Mr. Brandt and others have filed Schedules 13D and Mr. Brandt shall have delivered a definitive proxy statement on Schedule 14A to all persons from whom proxies or consents are solicited. The issues and facts in dispute are currently before the U.S. District Court, Central District of California for consideration.
PROPOSAL 1
REMOVAL OF DIRECTORS
Leonard J. Brandt believes that the Stockholders should remove all incumbent members of the Board of Directors other than himself and is seeking your support by this Consent to remove those directors.
The effect of a consent card FOR this proposal would be to remove all of the incumbent directors other than Mr. Brandt and to create vacancies on the Board that can be filled by approval of Proposal 2. The removal of directors will take effect on the date that written consents of holders of a majority of the outstanding Common Stock are delivered to the Company. Thus, all incumbent directors, other than Leonard Brandt, as of that time would be removed.
The effect of a consent card AGAINST this proposal would be to remove none of the incumbent directors.
The effect of a consent card marked ABSTAIN or a non-vote of any kind would have the same effect as a consent card AGAINST, to remove none of the incumbent directors.
If Proposal 1 is not approved, then Proposal 2 (the election of Nominees by written consent) will have no force or effect.
When you sign, date and return the Pink Consent Card, you will be authorizing the removal of all incumbent members of the Board of Directors with the exception of Leonard J. Brandt, which will create vacancies that will be filled by Proposal 2. The election of directors by written consent of the stockholders requires that vacancies exist on the Board.
Potential Positive Effects of Approving the Proposal
The Proposal to remove the present incumbent directors (other than Mr. Brandt) only has a positive effect if the Proposal to elect the Nominees is also approved, in which case the Nominees will fill all of the existing Board seats and none of the incumbent directors (other than Mr. Brandt will continue to serve on the Company’s Board).
Also see Proposal 2—“Potential Positive Effects of Approving the Proposal.”
Potential Negative Effects of Approving the Proposal
In the event that the Proposal to remove the present incumbent directors (other than Mr. Brandt) is approved and if the Proposal to elect the Nominees is not approved, then Mr. Brandt will be the sole remaining director and will have the ability to fill all of the vacancies on the Board.
Also see Proposal 2—“Potential Negative Effects of Approving the Proposal.”
PROPOSAL 2
ELECTION OF DIRECTORS
Leonard J. Brandt believes that the Stockholders should elect the Nominees as directors of the Company to serve until the next annual meeting and until their successors are elected and qualified. The Nominees have consented to be named herein and have agreed to serve if elected.
There are only six (6) nominees named in this consent solicitation statement, and, therefore, the holders of Consents shall only be entitled to vote for six (6) nominees.

The number of authorized directors, also known as the number of seats on the Board, can be set or changed from time to time by the incumbent Board of Directors. To the best of Leonard Brandt’s knowledge, the number of seats on the Board is currently six (6), with five (5) seats filled and one vacancy authorized by the incumbent Board on April 10, 2009 when Daniel A. Hoffman was appointed or invited to the Board (although he either resigned or declined to become a director) or, if not earlier, on June 18, 2009 in connection with a proposal approved by a majority of the Board to appoint or invite John Pappajohn to the Board (although he has either resigned or declined to become a director). Mr. Brandt believes the vacancy continues to exist because he has no information concerning a subsequent Board resolution to reduce the number of seats, and also a representative of the Company has described to Mr. Brandt “an open invitation to John Pappajohn to join the Board.” Mr. Brandt’s information concerning Board resolutions is incomplete because the Company has declined Mr. Brandt’s request to be provided all of the minutes of the Board.
If the number of authorized directors at the time of the election exceeds the number of Nominees, then even if all the Nominees are elected, to the extent of any incumbent directors filling seats on the Board that are in excess of the number of Nominees and other persons elected at the meeting, any incumbent directors filling such seats would continue as directors after the meeting because Article 2 Section 2.4 of the Company’s Bylaws and Section 141 of the Delaware General Corporation Law provide that a director will continue in office until such director’s successor is elected and qualified. This situation would occur only if prior to the Meeting, the Company’s Board were to adopt a resolution to increase the Board size and elect directors to fill the seats created. To the extent that there are more incumbent directors than Nominees, there would be incumbent directors without successors elected. The holder of proxies solicited hereby will not have discretionary authority to vote for more than a total of the six (6) Nominees or substitute Nominees, and the holder of the proxy being solicited hereby cannot use discretionary authority to vote the proxies for other persons for those excess seats. Therefore any seats numbering in excess of six (6) may possibly be filled by the vote of stockholders or their proxies holding fewer shares than those held by persons supporting the nominees named herein. As the election of the Nominees by written consent involves the removal of all incumbent directors, with the exception of Leonard Brandt, then none of the incumbent directors could continue immediately following removal to hold a seat on the Board.
If the number of authorized directors at the time of the election is fewer than the number of Nominees, then the Nominees or other persons who receive the most consents will be elected, up to the number of seats to be elected.
Reasons for Recommending the Nominees for Election
The Nominees are independent businessmen and scientists with enthusiasm and respect for the efforts of the Company and its stockholders, developers and managers.
All Nominees have been in a position of knowledge of the Company’s developments for some time. One (Dr. Bunney) is currently a scientific advisor of the Company, and one other (Mr. Murray) was asked to consider standing for election as a Board member by the Board as of early 2009. Another (Mr. Goren) is an informal advisor to the Company on genomic matters Another (Mr. Yekutiel) has been involved with NuPharm, which developed some of the technology that the Company is utilizing. Of course, Mr. Brandt was the Company’s CEO until April 2009.
Four of the Nominees (Messrs. Goren, Murray, Mazepink and Brandt) are or have been CEO’s of small health-technology companies whose experiences are directly relevant to the stage, size and issues confronting the Company.
The nominees are experienced in relevant technical fields—
Five of the Nominees are experienced in the field of medical devices—Messrs. Murray, Goren, Bunney, Mazepink and Brandt.
Five of the Nominees are experienced in the field of genomics—Messrs. Bunney, Goren, Murray, Mazepink and Brandt.
Three of the Nominees are experienced in the field of brain physiology—Dr. Bunney, Goren and Brandt.
Two of the Nominees are experienced in the field of psychopharmacology—Messrs. Bunney and Brandt.
Two of the Nominees are experienced in the field of healthcare reimbursement—Messrs. Murray and Mazepink.
Two of the Nominees are experienced in the field of behavioral health management—Messrs. Bunney and Brandt.
One of the Nominees is experienced in the field of academic psychiatry — Dr. Bunney.

One of the Nominees is experienced in the filed of academic psychiatry—Dr. Bunney.
THE NOMINEES’ INTENTIONS AND PRESENT PLANS
Mr. Brandt is a proponent of reducing the Company’s budget for the remainder of calendar year 2009 until at least the public announcement, anticipated in November 2009, of the results of Company’s multi-site study of the effectiveness of the Company’s patented rEEG technology.
Mr. Brandt believes that spending for commercialization of the Company’s technology, and the financing needed for that spending, is premature before the clinical study’s results are known publicly and can be fully appreciated by the investors who provide the financing.
The study concerns evaluating the effectiveness of rEEG in guiding selection of medications for test subjects with treatment-resistant depression. During that initial period, the budget would devote resources primarily to the completion of the Company’s clinical trial followed by publicity and communication of the clinical trial’s results. Accordingly, spending for marketing and other activities would be reduced. Mr. Brandt anticipates that the Nominees, if elected, would consider minimizing all expenditures of the Company, and the budget may involve termination of some employees and consultants, particularly those engaged in commercialization.
The larger the budget, the more financing that the Company would immediately need. Conversely, the smaller the budget, the less financing that the Company would immediately need. Before releasing the results of the clinical trial, raising a smaller amount of capital, only as necessary to meet immediate needs of the Company’s reduced budget, Mr. Brandt believes is in the stockholders’ best interests.
Mr. Brandt believes it is clearly in the stockholders’ best interests, to raise more than minimal capital to advance commercialization of rEEG only after announcement and publicity of the multi-site treatment-resistant depression trial, currently anticipated to begin in November.
Mr. Brandt is also mindful of the onerous terms of the financing transactions completed in May 2009 between the Company and Sail Venture Partners and in June 2009 between the Company and John Pappajohn. Mr. Brandt believes that these agreements should be renegotiated. Sail Venture Partners and John Pappajohn are under no obligation to renegotiate the terms of the transactions. However, a possible legal basis to challenge the transactions may be, for instance, that a majority of the disinterested directors did not approve the transactions. See “CONCERNS ABOUT THE INCUMBENT BOARD (EXCEPT LEONARD BRANDT),” “CONCERNS ABOUT THE COMPANY’S FINANCING TRANSACTIONS” and “POTENTIAL NEGATIVE EFFECTS OF APPROVING THE PROPOSAL.” If these agreements cannot be renegotiated, then other alternatives include legal action.
Those financings also created about $1,800,000 of “bridge loan” indebtedness for the Company, all of which is currently due or may become due at any time if an Event of Default occurs and payment is then demanded by the holder of the indebtedness. In the event the Company completes an equity financing of at least $1.5 million, the indebtedness provides for its automatic conversion into equity if the indebtedness then continues to remain outstanding. Mr. Brandt anticipates that raising the minimum amount of equity in order to cause the conversion of that indebtedness could be in the best interests of the Company and its stockholders. Mr. Brandt and the Nominees have not yet arranged for the $1,500,000 of financing in order that the “bridge” loan obligations may convert into equity.

The Company owes about $1.8 million of secured short-term indebtedness. All of this indebtedness is secured by substantially all of the Company’s assets. Payment of approximately $0.7 million of it could be demanded by the holders at any time. The remaining $1.1 million will become due on June 12, 2010 or any earlier event of default specified in the debt instrument, and payment thereof could be demanded at any time thereafter.

Of that $1.8 million, about $0.25 million is owed to Mr. Brandt himself. On and after June 30, 2009, Mr. Brandt has the right to demand payment, but Mr. Brandt has no present plans to demand payment. At present, Mr. Brandt is satisfied to allow the debt to remain outstanding and potentially for it to be converted automatically into equity of the Company in accordance with its original terms and conditions if the debt remains outstanding until the Company completes an equity financing of $1,500,000 or more in cash (“Qualified Financing”).

Of that $1.8 million, about $0.45 million is owed to Sail Venture Partners, LP. On and after June 30, 2009, Sail has the right to demand payment, but thus far Sail has not demanded payment either. Similar to Mr. Brandt’s debt, it would be converted automatically into equity of the Company upon a Qualified Equity Financing if it remains outstanding until a Qualified Equity Financing occurs.

The largest portion of that $1.8 million, about $1.1 million owed to John Pappajohn, which is not yet due and payable, becomes payable on demand on the earlier of June 12, 2010 or various events of default. This debt too would be converted automatically into equity of the Company if it remains outstanding until a Qualified Equity Financing.

The holders of this debt also are holders of Common Stock or warrants to purchase Common Stock, and the debt itself is convertible into equity of the Company in certain events. Therefore the holders of the debt also have a financial interest in the future value of the Common Stock or other equity. Their interests as equity holders may to some extent mitigate the risk that they may demand payment and seek to collect the debt; however, no assurance is possible that such debt holders will forebear from demanding payment and collecting the debts.

The contingency plans made by Mr. Brandt to deal with this debt include raising additional capital. In the last 60 days, Mr. Brandt has received and had numerous calls expressing interest in further financing of the Company. Earlier, Mr. Brandt has had numerous discussions with potential investors in the Company, and Mr. Brandt and other stockholders had previously expressed interest, and to Mr. Brandt’s best of knowledge continue to be interested, in being among the investors in the Company’s financings. He received from multiple investors their expressions of interest in making substantial investments if the Company reports compelling validation of its rEEG technology in the multi-site clinical trial scheduled for completion in September. In addition, he also believes that other current stockholders would like a fair opportunity to participate in a financing by the Company and hopes to accomplish that through, perhaps a rights offering, if it is practicable to conduct one in compliance with all applicable laws.

In late March 2009, Mr. Brandt had been interested in investing up to $1 million in the Company. He does not presently know how much he would be willing and able to invest in the Company. Since June 2009, he invested in the Company a further $287,174.68, and has incurred costs to pursue this proxy contest, which have impacted the amount of his funds he could devote to investing in the Company. Further, Mr. Brandt intends to look at and assess facts and circumstances that then may exist. Mr. Brandt has no current arrangement or understanding with the other participants or the Company with respect to offering to make an investment in the Company.

The Company’s clinical trial is concluding in September 2009, after which the trial’s preliminary results will be known and could be made available, although a period of rechecking the data will be required before the results are finalized. Thereafter the Company’s plans, Mr. Brandt believes, call for deferring public announcement of the final results until November at the World Psychiatric Congress. More complete analysis of results may be made available after the Company shall have sought and hopefully obtained publication acceptance of the final results in a peer-reviewed journal, which might reasonably be possible to occur by early calendar year 2010. Mr. Brandt believes that earlier release of the information could facilitate a financing favorable to the Company and its stockholders. The anticipated release dates, however, may not be met, and no assurance is possible that a financing will occur or be on terms favorable to the Company and its stockholders.

Potential Positive Effects of Approving the Proposal
Mr. Brandt believes that the stockholders of the Company will be served best by bringing in new perspectives on spending and financing.
If the Proposal is approved and the Nominees are elected, the Nominees intend, in general, to minimize the dilution to existing stockholders by raising lower amounts prior to the announcement of results of the clinical trials, to raise more significant amounts after the announcement of the clinical trial results at prices and on terms that are more favorable to the Company, and to attempt to renegotiate and, if unsuccessful, to consider challenging the recent transactions with interested persons.
Potential Negative Effects of Approving the Proposal
In the event the Nominees are elected, the incumbent Board, with the exception of Leonard Brandt, may continue, acting either in their individual capacities or purportedly on behalf of the Company, may challenge the election. The costs that the Company incurs in an election challenge could be significant.
On June 12, 2009, the Company borrowed $1,000,000 from John Pappajohn due and payable in one year, except that if an Event of Default occurs, John Pappajohn can demand payment immediately. One of the “Events of Default” would be if George Carpenter quits his position as CEO or is fired. Unfortunately, if Mr. Carpenter quits or is terminated before June 12, 2010, the effect under the debt to John Pappajohn would be an “Event of Default”. If the Nominees are elected, there is a risk that Mr. Carpenter might quit or be terminated as CEO resulting in an “Event of Default.” The Company’s indebtedness to Pappajohn would become due if Mr. Pappajohn demands immediate payment. The amount due would be $1,090,000 (including a $90,000 “premium” payable in lieu of interest).
On March 30, 2009, the Company borrowed $250,000 from Sail Venture Partners, and on May 14, 2009, the Company borrowed an additional $200,000 from Sail Venture Partners, and the total original principal amount plus interest is presently due and payable upon demand of Sail Venture Partners, a demand that Sail Venture Partners can make at any time. Since David B. Jones, an incumbent member of the Board, is an affiliate of Sail Venture Partners, Sail Venture Partners might demand repayment if Mr. Jones is replaced on the Board by one of the Nominees.

In the course of planning, Mr. Brandt has estimated the Company’s needs for capital based on the amount of this debt, the Company’s revenues, amounts of capital received from option and warrant exercises, and cost reductions. Mr. Brandt may not be aware of all obligations or commitments made by the Company, the amount of loan proceeds remaining on hand and other items, and therefore the actual amount of capital needed may exceed these estimates for a variety of possible reasons.

If repayment were demanded of all of the secured indebtedness of the Company that is currently due (other than due to Mr. Brandt), Mr. Brandt estimates that the Company would need about $1.0 million, up to $1.5 million for all the secured debt repayments (to creditors other than Mr. Brandt, who has no present intention of demanding repayment).

In any case, Mr. Brandt estimates that the Company would need in addition up to $0.5 million, less the amount of any available cash on hand, to help fund operations, on a reduced budget, until the end of calendar year 2009.

If the need exists or arises, Mr. Brandt believes that the Company should immediately seek and obtain interim financing. Mr. Brandt also plans, in any event, to propose that, by the end of calendar year 2009, the Company seek to complete a more significant financing of from 5 to 10 million dollars in order to fund the Company’s commercialization of its technology. The actual amount and terms of any such offering would depend upon various factors, including prevailing market conditions, investor interest, the Company’s commercialization budget and other capital requirements and any alternative sources of financing.

The secured creditors rank as follows in terms of seniority—first, about $0.25 million owed to Leonard J. Brandt and $0.25 owed to Sail Venture Partners, LP; and second, about $0.2 million owed to Sail Venture Partners, LP and about $1.1 million owed to John Pappajohn.  Regardless of seniority, any of the secured creditors may take action to collect upon their debt and foreclose upon the Company’s assets.  The debt ranking senior has a prior and preferential right to payment as compared with the debt ranking second.  Sail Venture Partners, LP and John Pappajohn also have entered into an intercreditor agreement between themselves under which they each agree to share the seniority and any payments by the Company on the debts owed them.

All of the Company’s secured debt also provides that, if the Company voluntarily or involuntarily liquidates, dissolves or winds up its business, then to the extent that its secured debt is not previously repaid, the Company shall be obligated to pay the product of 250% multiplied by the principal and all accrued but unpaid interest outstanding on the debt.  Accordingly, a liquidation, dissolution or winding up of the Company could result in up to $4,170,000, plus 250% of the accrued and unpaid interest and costs of collection, becoming payable under the debt instead of the original principal amount and interest stated in the debt.  In such event, the Common Stock would likely not receive any liquidating distribution and stockholders would likely experience a complete loss of their investment in the Common Stock.

To the extent the Company raises additional capital, the stockholders may experience dilution of their percentage interests and the debt or securities issued could be senior to the Common Stock and be on terms that diminish the value of an investment in the Common Stock.

To the extent additional securities are sold by the Company and acquired by management or controlling stockholders of the Company, it may become increasingly difficult for other holders of Common Stock to remove the management.

All of Mr. Brandt’s plans are based on his present knowledge and intentions.  The future condition of the Company’s business and finances cannot be presently known, and the Company’s future condition may be materially different from Mr. Brandt’s current expectations.

To the extent of the discussions that have taken place between Mr. Brandt and each of the other nominees, Mr. Brandt believes it would be fair to describe the Nominees, in general, as being in favor of this plan.
The nominees have no present plans to propose any extraordinary transactions, such as a sale of the Company or any sale or disposition of its assets outside the ordinary course.
In addition, there is no assurance that the election of the Nominees will result in perceived improvements in the business or financial condition of the Company.
As for the intentions and present plans of the Nominees to address these issues, please see “THE NOMINEES’ INTENTIONS AND PRESENT PLANS.”
Information With Respect to the Nominees
Listed below are the Nominees, with information showing the principal occupation or employment of the Nominees, the principal business of the corporation or other organization in which such occupation or employment is carried on, and such Nominees’ business experience during the past five years.
Leonard J. Brandt, age 53, currently serves as a director of the Company. He became the Company’s Chairman of the Board, Chief Executive Officer and Secretary upon completion of the Company’s merger with CNS Response, Inc., a California corporation (or CNS California) on March 7, 2007 and served in those capacities until April 10, 2009. Mr. Brandt was a founder of CNS California, and had served as its President and Chief Executive Officer, and as a member of its Board of Directors since its inception in 2000. Mr. Brandt started his career with Norwest Venture Capital in 1980. In 1983 he became Vice President of Norwest Growth Fund and General Partner of Norwest Venture Partners, where he served until 1990. In this capacity he was primarily responsible for the firm’s investments in the healthcare industry, including several involving the behavioral health industry. In 1995 Mr. Brandt founded Time Segment Publishing, Inc and was its President until 1999. In 1999, Mr. Brandt co-founded Embro Vascular, LLC, a provider of technology for least-invasive harvesting of the saphenous vein for heart-bypass surgery. He also individually provided consulting to early stage ventures from 1993 until he co-founded Mill City Venture Consulting in 1998. Mill City Venture Consulting was initially an advisor to NuPharm, Inc., the predecessor of CNS California. Mr. Brandt holds a Bachelor of Science degree from the College of Commerce at University of Illinois and a Masters of Business Administration from Harvard University.
William E. Bunney, Jr., M.D., age 79, currently serves on the scientific advisory board of CNS Response, Inc. Dr. Bunney is the Senior Associate Dean of Research, School of Medicine, University of California, Irvine (“UCI School of Medicine”) and the Della Martin Chair,

Department of Psychiatry. Dr. Bunney first joined UCI School of Medicine in 1982 as Chairman of the Department of Psychiatry. From 1991 to 1998 Dr. Bunney served as Director of Research. In 1998, Dr. Bunney was appointed Academic Co-Chairman, Department of Psychiatry where he served until 2007, before he was named Senior Associate Dean of Research, UCI School of Medicine. Dr. Bunney serves on the scientific advisory boards of Neosync, Inc., a medical device company involved in the magnetic treatment of psychiatric disorders and Thuris Corporation, a company engaged in neuropharmaceutics, electrophysiological treatment and diagnosis. Dr. Bunney serves as a consultant to Psych Pain Pharmaceuticals, Inc., a company engaged in the diagnosis and treatment of psychological pain and Neudezine, a nanodevice for connectivity of neurons and nanowires. In addition, Dr. Bunney serves on the National Scientific Advisory Board of NARSAD, the Harvard International Brain Repository, the World Health Organization Expert Panel on Mental Health, and is a Consulting Fellow with the World Innovation Foundation. Previously, Dr Bunney was employed as director of the Federal Treatment, Education and Research Endeavor for Narcotic Addiction and Drug Abuse with the National Institutes of Health. Additionally, Dr Bunney has served as president of the American College of Neuropsychopharmacology, West Coast College of Biological Psychiatry, the Psychiatric Research Society and the Collegium Internationale Neuro-Psychopharmacologicum (CINP). Dr. Bunney received his M.D. from the University of Pennsylvania Medical School and completed his residency in Psychiatry at Yale University School of Medicine. He is the author of more than 400 scientific publications, the editor of seven books, and on the editorial board of seventeen (17) psychiatry peer review scientific journals. Dr. Bunney has received a number of national and international research awards including the Hofheimer Research Award, the International Anna-Monika Award and the NARSAD Nora Maddox Falcone Prize for Outstanding Achievement in Affective Disorders Research. Dr. Bunney was elected to the Institute of Medicine of the National Academy of Sciences and recently designated a Lifetime National Associate.
William Murray, age 48, has over 20 years of experience in the Medical Device and Life Science areas. He is currently the President and Chief Executive Officer of ReShape Medical, Inc. (“ReShape”), a development stage company focused on non-surgical therapies for the treatment of obesity. Prior to ReShape, Mr. Murray has held various senior level executive positions. From June 2006 through January 2008, he served as Chief Executive Officer of Murray Consulting, an executive management consulting company. From January 2005 through May 2006, Mr. Murray served as President of the Molecular Biology Division of Applied Biosystems, a company engaged in supplying life science tools for genetic analysis. From June 2003 through June 2004, Mr. Murray served as Group President of Respiratory Technologies at Viasys Healthcare, a company engaged in respiratory therapy. From October 1985 through June 2003, Mr. Murray worked in various capacities at Medtronic, Inc, a medical technology services company. Prior to his departure he served as President of the Pacemaker business. In addition to leading the Pacemaker Business, Mr. Murray was responsible for CRM business development, the EP Systems Business, and the Functional Diagnostic Business. Prior to running these businesses, he had responsibility for engineering, development and project management of a number of implantable pacing systems. Mr. Murray holds a BSEE from the University of Florida. Mr. Murray currently serves on the Board of Directors of ReShape Medical, Inc. and has previously served as a director for Zinectics Medical, Inc. and Innovatus Ventures.
Mordechay Yekutiel, age 62, has had his primary profession of the last 33 years in commercial real estate operating in CA, TX and NV. From March of 1988 to the present, Mr. Yekutiel has served as President of Moty Yekutiel, Inc., a company acting as a manager of real estate enterprises. Moty Yekutiel, Inc. serves as the General Partner for Masco Associates, Easco Corporation and Lake Center LP, all real estate development companies. Mr. Yekutiel’s secondary activity has been financial support and guidance of early stage technology driven companies including, QPC, Inc. a laser manufacturer with applications in dermatology and other fields, and NuPharm, Inc. the predecessor technology development company that licensed the basic rEEG technology to CNS Response, Inc.
Andy Goren, age 38, From July 2006 to the present, Mr. Goren has served as President of PharmaGenoma, Inc. (“PharmaGenoma”), a molecular dermatology research and development company. PharmaGenoma is dedicated to the research and development of new prescription based therapies tailored to an individual’s genetic make up. During this time, from January 2008 to the present, Mr. Goren has also served as President and Chief Executive Officer of HairDx LLC, a wholly-owned subsidiary of PharmaGenoma and an FDA registered pharmacogenomics research and development company. HairDX LLC markets the first genetic test for male and female hair loss. From June 2004 to July 2006, Mr. Goren served as Chief Executive Officer of BioQ, Inc., a medical device company pioneering the treatment of gait and balance disorders due to peripheral neuropathy. Previously Mr. Goren served as Chief Executive Officer of MobileWise, Inc., a revolutionary wire-free electric power delivery system. Mr. Goren brings 15 years of industry experience in manufacturing, sales, marketing, business development, fundraising, and OEM relationships with large global corporations. Mr. Goren obtained his B.S. degree in Mathematics from the University of California at Berkeley and performed graduate studies in Neuroscience at Stanford.
David W. Mazepink, age 60, for the entire past seven (7) years to the present has served as Principal of Mazepink & Associates LLC, a healthcare consulting company. As Principal of Mazepink & Associates LLC, Mr. Mazepink has been broadly engaged in development of early stage medical-technology companies. This particularly leverages on his long history in sales (IBM Corporation), and medical marketing, product launch, distribution/sales execution at GE Medical, Scientific Leasing, Inc. (securitized high tech medical equipment leasing company), and as CEO of HemoTherapies, Inc. He also worked as a senior manager at Medical Imaging Centers of America, (MICA), a San Diego company financed by CNSO bridge lender John Pappajohn. Examples of recent activities include (a) assisting SpectraScience Inc., a company providing diagnostic laser equipment; establish first clinical sites for its products at UCLA Harbor Medical Center and USC Women’s Hospital; (b) assisting Therapheresis, Inc., a developer of biomedical devices, in developing the business plan and raising capital for an implantable sTNFR removal device for the reduction of solid tumor cancers and (c) creating strategic alliances for US and international distribution for Histologics, LLC, a company that provides unique tissue sampling acquisition devices.

Information With Respect to Other Participants
EAC Investment, Inc., a Nevada corporation and The EAC Investment Limited Partnership, a Georgia limited partnership collectively (“EAC”) are participants in calling the Special Meeting of Stockholders. Both entities are primarily engaged in passive investing. EAC Investment, Inc., is the General Partner of The EAC Investment Limited Partnership, and in this capacity exercises voting and dispositive power over the securities held by this entity. The principal business address of EAC Investment, Inc. and The EAC Investment Limited Partnership is 380 Leucadendra Drive, Coral Gables, Florida 33156.
For additional information regarding EAC’s ownership of securities of the Company and other certain relationships between EAC and the Company or any other of the participants, please see the following sections: “SECURITY OWNERSHIP OF THE PARTICIPANTS,” “TRANSACTIONS OF THE PARTICIPANTS IN COMPANY SECURITIES,” AND “CERTAIN RELATIONSHIPS.”
SECURITY OWNERSHIP OF THE PARTICIPANTS
The following table sets forth the name and the number of shares of Common Stock of the Company beneficially owned as of August 10, 2009, by Leonard J. Brandt and each of the Nominees.

	Number of Shares
Name of Beneficial Owner	Beneficially Owned		Percent of Class (1)

Leonard J. Brandt(2)	9,838,777	(8)	32.0%
William E. Bunney, Jr., M.D.(3)	20,000	(9)	*
William Murray(4)	—		—
Mordechay Yekutiel(5)	198,394		*
Andy Goren(6)	—		—
David W. Mazepink(7)	—		—
The EAC Investment Limited Partnership(10)	1,766,279	(11)	6.0%
Anthony Morgenthau(12)	7,415	(13)	*

Total	11,830,865		37.8%

*	Indicates less than 1%.

(1)	Based on the 28,872,476 shares of Common Stock issued and outstanding as of August 10, 2009, according to the Company’s stockholder list of that date.

(2)	Mr. Brandt’s address is 31878 Del Obispo St., Suite 118-131, San Juan Capistrano, CA 92675.

(3)	Dr. Bunney’s address is D438 Medical Sciences Bldg I, Department of Psychiatry and Human Behavior, University of California, Irvine, CA 92697-1675.

(4)	Mr. Murray’s address is 100 Calle Iglesia, San Clemente, CA 92672.

(5)	Mr. Yekutiel’s address is 5106 Coldwater Canyon #22, Sherman Oaks, CA 91423.

(6)	Mr. Goren’s address is 17682 Mitchell North, Suite 203, Irvine, CA 92614.

(7)	Mr. Mazepink’s address is 7350 Escallonia Court, Carlsbad, CA 92011.

(8)	Consists of 7,934,631 shares of Common Stock (including 540,000 shares owned by Mr. Brandt’s minor children sharing Mr. Brandt’s home) held by Mr. Brandt as well as 601,646 shares reserved for issuance upon exercise of warrants to purchase Common Stock and 1,302,500 shares reserved for issuance upon exercise of options to purchase Common Stock.

(9)	Consists of 20,000 shares of Common Stock reserved for issuance upon exercise of options to purchase Common Stock.

(10)	EAC Investments, Inc. is the general partner of The EAC Investments Limited Partnership, the registered holder of these securities, and in this capacity exercises voting and dispositive power over the securities held by this entity. The principal business address of EAC Investment, Inc. and The EAC Investment Limited Partnership is 380 Leucadendra Drive, Coral Gables, FL 33156.

(11)	Consists of 474,102 shares of Common Stock reserved for issuance upon the exercise of warrants to purchase Common Stock.

(12)	Mr. Morgenthau is the spouse of Elizabeth Ann Coulter Morgenthau, President of EAC Investment, Inc., which is the general partner of EAC Investment Limited Partnership. Mr. Morgenthau’s principal business address is 380 Leucadendra Drive, Coral Gables, FL 33156. This is not intended to indicate that Mr. Morgenthau is individually a participant in this solicitation.

(13)	Consists of 7,415 shares of Common Stock reserved for issuance upon the exercise of warrants to purchase Common Stock.
TRANSACTIONS OF THE PARTICIPANTS IN COMPANY SECURITIES
The following table sets forth for Leonard J. Brandt, each of the Nominees and other participants, their purchases and sales (indicated in parenthesis) of Common Stock within the previous two years, the dates of the transactions and the amounts purchased or sold:

Name	Trade Date	Quantity

Leonard J. Brandt	June 9, 2009	607,900
Leonard J. Brandt	June 19, 2009	2,124,740
William E. Bunney, Jr. M.D.	—	—
William Murray	—	—
Mordechay Yekutiel	—	—
Andy Goren	—	—
David W. Mazepink	—	—
EAC Investment Limited Partnership	June 19, 2009	42,331

LEGAL PROCEEDINGS
Litigation
On June 29, 2009, the Delaware Court of Chancery denied a motion brought by the Company seeking a Temporary Restraining Order against Leonard Brandt and other defendants, seeking to prohibit them from calling a special stockholder meeting. The Company’s complaint was filed on Friday, June 26, 2009 in the Delaware Court of Chancery and captioned CNS Response, Inc. v. Leonard Brandt, Meyerlen, LLC, EAC Investment LP et al. (CA 4688 ). The Company sought a court order prohibiting a meeting of stockholders from taking place. The Company argued that it would suffer irreparable harm if the meeting were allowed to take place. The Court determined that holding a stockholders’ meeting would not cause the Company irreparable harm because the Company will have adequate opportunity after the meeting is held to raise challenges as to validity of the meeting.
The decision to deny the motion and to permit the special meeting to proceed was based on the availability of an expedited proceeding in the Delaware Court of Chancery for the Company to raise post-meeting challenges or for Mr. Brandt to seek confirmation of the validity of the results of the special meeting.
Mr. Brandt filed suit in the Delaware Court of Chancery, captioned C.A. No. 4773-CC, to seek copies of the Company’s stockholder list, and sought expedited treatment. The court denied expedited treatment, and the case is pending.
On August 12, 2009, Leonard Brandt and other defendants filed their answer to the Company’s complaint together with a counterclaim and third complaint against the Company; George Carpenter; Henry T. Harbin, M.D.; David B. Jones; Jerome Vaccaro M.D. (George Carpenter, Henry T. Harbin, M.D., David B. Jones and Jerome Vaccaro M.D. are collectively referred to herein as the “Director Defendants”); Sail Venture Partners, LP; Sail Venture Partners, LLC (Sail Venture Partners, LP and Sail Venture Partners, LLC collectively referred to as “Sail”); John Pappajohn and “John Does 1-20.” The counterclaim and third party complaint filed by Leonard Brandt and other defendants (the “Cross-Complaint”) seeks injunctive relief against the Company, Sail and John Pappajohn barring any issuance of stock pursuant to the Sail and John Pappajohn agreements. For further discussion of these agreements, see “CONCERNS ABOUT THE COMPANY’S FINANCING TRANSACTIONS.” The Cross Complaint further seeks injunctive relief invalidating or barring implementation of the Bylaw Amendment and compelling corrective disclosures and/or enjoining the Company and the Director Defendants from voting any proxies obtained by them. The Cross-Complaint also seeks damages against the Director Defendants, Sail, John Pappajohn and John Does based upon breaches of fiduciary duty by the Director Defendants, aided and abetted by Sail, John Pappajohn and John Does. For further discussion of the perceived breaches of fiduciary duty please see “CONCERNS ABOUT THE INCUMBENT BOARD (EXCEPT LEONARD BRANDT).”
On July 2, 2009, the Company filed suit in the U.S. District Court, Central District of California seeking an injunction against Leonard Brandt based essentially the same federal claims that the Company previously alleged in its suit filed in the Delaware Court of Chancery in the above- referenced case. Mr. Brandt intends to seek to stay or dismiss the causes of action, to vigorously defend the action and to seek appropriate remedies against the Company and persons acting in concert with it.
On July 27, 2009, Leonard Brandt filed a Motion to Dismiss the case filed by the Company in U.S. District Court. Mr. Brandt’s motion to dismiss was denied.
On August 21, 2009, the Company filed a motion seeking a temporary restraining order in the same U.S. District Court. The motion was denied. The matter is before the court for its consideration.
Mr. Brandt otherwise intends to vigorously defend the action and to seek appropriate remedies against the Company and persons acting in concert with it.
CERTAIN RELATIONSHIPS
On March 30, 2009, the Company entered into two Senior Secured Convertible Promissory Notes, each in the principal amount of $250,000 (each a “Note” and, collectively, the “Notes”), with Brandt Ventures, GP (“Brandt Ventures”) and SAIL Venture Partners, LP (“SAIL”). Leonard Brandt is the general partner of Brandt Ventures. The Notes accrue interest at the rate of 8% per annum.
The Notes are secured by a lien on substantially all of the assets (including all intellectual property) of the Company. The respective rights of each of Brandt Ventures and SAIL in respect of the lien are to remain on parity with each other without preference, priority or distinction during all times when both Notes are outstanding.
The Notes provide that any repayment made under either Note shall be made to each of Brandt Ventures and SAIL in equal amounts. However, SAIL subsequently entered into a loan agreement with the Company in which the Company agreed that, if SAIL demands the Company to do so, the Company will repay Brandt Ventures without repaying SAIL.
On June 30, 2009, each Note became due and payable if Brandt Ventures or SAIL, respectively, declares its respective Note due and payable. Although nonpayment on June 30, 2009 constituted an Event of Default as defined in the Notes, an earlier Event of Default occurred under the Notes when the Company terminated Leonard Brandt in April, 2009. At any time thereafter, the holders of the Notes could have together declared both Notes due and payable.
In the event of a liquidation, dissolution or winding up of the Company, unless Brandt and/or SAIL informs the Company otherwise, the Company shall pay such investor an amount equal to the product of 250% multiplied by the principal and all accrued but unpaid interest outstanding on the Note. A similar provision is found in connection with a subsequent $200,000 in original principal amount of additional secured indebtedness to SAIL, and a later subsequent $1,000,000 in original principal amount plus a premium of $90,000 of secured indebtedness incurred to John Pappajohn. Accordingly, in connection with the Notes, the subsequent indebtedness, and the liens accompanying them, a liquidation, dissolution or winding up of the Company could result in up to $1,250,000 becoming payable under the Notes, including $675,000 payable to Brand Ventures under its Note, plus up to $2,920,000 becoming payable under the subsequent indebtedness to SAIL and John Pappajohn, in each case not counting 250% of the accrued and unpaid interest and other charges permitted under the Notes or other related agreements.
The Notes provide that the principal and all accrued but unpaid interest outstanding under the Notes shall be automatically converted into the securities issued in an equity financing transaction of at least $1,500,000 (excluding any and all other debt that is converted), on the same terms as those offered to the lead investor in the equity financing except at a price for the securities of 90% of the per share price paid by the investors in such financing.
RELATIONSHIP BETWEEN NOMINEES
Andy Goren is a director, the President and a principal stockholder of PharmaGenoma, Inc. Mr. Brandt serves on the board of directors of that company. For details concerning the business of PharmaGenoma, please see the biography of Andy Goren.
Other Involvement or Contacts between the Company and Participants
On May 6, 2009, Mr. Brandt delivered a letter to Sail Venture Partners concerning his position since the fall of 2008 favoring lower expenditures, especially a reduced commercialization budget and that commercialization before clinical trial’s results are published will result in unnecessary dilution of the Company’s stockholders.
On June 26, 2009, at a hastily convened board held within hours of the Company’s filing of the complaint in the Delaware Court of Chancery, the incumbent Board purported to amend Section 1.2 of its Bylaws to eliminate the stockholders’ future ability to call a meeting for the election of directors.
At the same meeting, Mr. Brandt read to the Board of Directors a statement concerning his reasons for calling special meetings of the stockholders.
On July 3, 2009 and on July 12, 2009, and from time to time thereafter, a representative of Leonard Brandt appeared at a special meeting of stockholders and voted Leonard Brandt’s shares in favor of adjournments of the meeting to a later date and at the same place. Representatives of the Company also attended and registered their objection to the special meeting each time.
In late July 2009, Mr. Brandt and John Pappajohn held discussions and had a meeting. During this time they discussed ways they might resolve the pending litigation. No agreement was reached.
Dr. Bunney is currently a scientific advisor of the Company.
Mr. Murray was asked to consider standing for election as a Board member by the Board as of early 2009.
Mr. Goren is an informal advisor to the Company on genomic matters.
Mr. Yekutiel has been involved with NuPharm, which developed some of the technology that the Company is utilizing.
Of course, Mr. Brandt was the Company’s CEO until April 10, 2009. Mr. Brandt’s former employment and related matters are described elsewhere herein. See “Interests of Nominees.”
See “LEGAL PROCEEDINGS.”
INTERESTS OF NOMINEES
If the Nominees are elected to the Board of Directors, Leonard J. Brandt will ask the board to consider and vote on whether to adopt other changes in management of the Company, whether to scale-back or change current budgets and spending plans, whether to proceed with current Company business strategies, whether to proceed with current Company financing strategies that likely will include sales of securities of the Company, whether to modify current Company plans on these subjects and whether to adopt alternative plans on these subjects.
On March 30, 2009, Leonard J. Brandt made a loan of $250,000 to the Company with his personal funds, and such loan is evidenced by a secured promissory note that may become convertible into securities of the Company in the event the Company completes an offering and sale of equity securities in a specified minimum amount. The secured promissory note is not presently convertible, and may not become convertible at all. The conversion price is unknown and will be based upon the future sales price, if any, in the qualified offering. For further discussion of the secured promissory notes issued by the Company to Mr. Brandt, please see the preceding section “CERTAIN

RELATIONSHIPS.” At some future time, Brandt may acquire securities of the Company under the terms of this secured promissory note. On April 10, 2009, the Company released Mr. Brandt from employment which was a default under the terms of the secured promissory note, making the secured promissory note immediately due and payable. The secured promissory note has not been repaid and is still in default.
The bridge loans made to the Company from March 2009 to the present, including the $250,000 bridge loan made by Leonard Brandt in March 2009, would convert to equity if the Company raises at least $1,500,000 of equity. The price and terms of the equity issued on conversion of the bridge loans would depend on the price and terms of the equity financing. See “CONCERNS ABOUT THE INCUMBENT BOARD (EXCEPT LEONARD BRANDT)” and “CONCERNS ABOUT THE COMPANY’S FINANCING TRANSACTIONS.” If Mr. Brandt’s bridge loan converts, Mr. Brandt would receive equity on the same terms as the lead investor in the financing and at a price that is 90% of the per share price paid for securities in the equity financing. Mr. Brandt does believe that raising equity in the minimum amount of $1,500,000 could serve the interests of the Company because it could cause all of the bridge loans to convert and also provide sufficient funds to operate until after the clinical trial results are announced, and he also believes that raising more than the minimum needed will adversely affect the price and terms of that equity financing and, thus, adversely affect from the Company’s standpoint the terms on which the bridge loans convert.
In the event the Nominees are elected, Leonard Brandt has no present plans to demand payment of the amounts Mr. Brandt believes are due under the terms of the secured promissory notes issued to Mr. Brandt by the Company on March 30, 2009. Please see “THE NOMINEES’ INTENTIONS AND PRESENT PLANS.”
Leonard J. Brandt also intends to seek reimbursement from the Company for those expenses incurred by Leonard J. Brandt relating to the Consent Solicitation, if any Nominees are elected, but does not intend to submit the question of such reimbursement to a vote of the Stockholders. For an estimate of those costs, please see the section entitled “EXPENSES OF SOLICITATION” on page 3.
If elected to the Board of Directors, the Nominees who are non-employee directors may each receive whatever compensation for their services as directors as may be determined from time to time.
For information regarding ownership of the Company’s stock by the participants, including Leonard J. Brandt, please see “SECURITY OWNERSHIP OF THE PARTICIPANTS”.
Regarding any purchases and sales of the Company’s securities during the past two years by the participants, please see “TRANSACTIONS OF THE PARTICIPANTS IN COMPANY SECURITIES”.
For further discussion of the employment agreement between Mr. Brandt and the Company, please see the section “COMPENSATION BY THE COMPANY OF PARTICIPANTS,” subheading “Employment Agreement.”
Brandt intends to participate as an investor in future offerings of the Company.
Independence of Nominees
Leonard J. Brandt served as the Company’s Chief Executive Officer until April, 2009, and William E. Bunney, Jr., M.D. currently serves on the Company’s Scientific Advisory Board. Except for Mr. Brandt and Dr. Bunney, all of the other nominees named in this consent solicitation statement for election at the meeting are independent, as independence is defined under the listing standards of the NASDAQ Stock Market, for purposes of board membership and committee memberships on all committees.
CONCERNS ABOUT THE INCUMBENT BOARD (EXCEPT LEONARD BRANDT)
The incumbent Board is committed to continue spending money for commercializing its technology. Mr. Brandt believes that the stockholders would be better served by eliminating the current spending on commercialization, finishing the clinical trial, publicizing the results, and then raising sufficient money to spend on commercialization. Successful clinical trial results could become a significant milestone that could open the door to more successful commercialization of its technology and more successful fund raising.
A major concern about the incumbent members of the Board, except Leonard Brandt, relates to entrenchment
The Company cannot dispute that it has never held an annual meeting. The Company’s stockholders had sometimes acted by written consents in lieu of annual stockholder meetings, but not at all since November 2006. The incumbent Board members were never elected by the Company’s stockholders, although, to be perfectly fair to them, some of them, including Leonard Brandt, had been elected by shareholders of a California corporation that is now a subsidiary of the Company. They became directors of the Company in 2007 through a merger transaction. The others directors were subsequently appointed by the directors without a vote of the Company’s stockholders.
It is also true that from March 2007 through April 10, 2009, while Mr. Brandt was Chairman of the Board, the Board which he chaired did not call or hold any stockholder meetings.
An obvious aspect of the incumbent Board’s recent activities has been the Company’s legal fight against holding a special meeting of stockholders. The votes of current stockholders would be diluted if the Company issues more Common Stock, and if the Company places voting stock in the hands of the incumbent Board or other friendly hands, the incumbent Board could effectively perpetuate its control and ignore the will of the present stockholders. The Company did schedule their first and only annual meeting, in September, 2009, but additional shares of Common Stock might be issued by the record date for that meeting, presently set at August 27, 2009. Since both Sail Venture Partners and John Pappajohn could purchase (pursuant to their recently signed agreements) virtually all of the securities that the Company might offer, the fact that the Company is raising more money now is very concerning.
Mr. Brandt believes that a large financing could indeed, if the incumbent Board is not replaced, occur before the special meeting can be held, if at all, or before the record date for the annual meeting called by the Company and intended to be held in September, 2009.
The Company admitted in its complaint in Delaware that the Company’s next financing is being sought right now.
CONCERNS ABOUT THE COMPANY’S FINANCING TRANSACTIONS
The Company recently raised money (a total of $1,200,000 of convertible loans) through “bridge loans” from Sail Venture Partners and John Pappajohn. In the “bridge loan” transactions, the Company also agreed that each of Sail Venture Partners and John Pappajohn would have the right to invest, up to $10 million each, in any and all future financings of the Company. Those agreements provide as follows:
4.2 Future Financings. The Company covenants to allow Investor, at Investor’s election, to participate in all future financings of the Company up to an aggregate participation by Investor of $10,000,000 in addition to the amounts invested by the Investor in the Company after giving effect to the transactions contemplated by this Agreement. The Company shall provide adequate notice to the Investor of all such future financings. Notwithstanding the foregoing, Investor is not obligated to participate in any future financings.
A short-term “bridge loan” of $200,000 resulted in Sail Venture Partners having a right to invest $10 million, which is five thousand percent (5,000%) of the amount of Sail Venture Partners’ loan. A one-year loan of $1,000,000 resulted in John Pappajohn having a right to invest $10 million, which is one thousand percent (1,000%) of the amount of John Pappajohn’s loan.
The large amount of shares potentially issuable in comparison with the amount of Common Stock presently outstanding makes these agreements especially material to the Company and its stockholders. The lower the offering price, the more equity that each one’s $10 million could buy. As an illustration, a $10 million investment in the Common Stock by either of Sail Venture Partners or John Pappajohn, or an aggregate $20 million investment in the Common Stock by Sail Venture Partners and John Pappajohn, could result in acquiring shares of Common Stock in the following amounts at the respective hypothetical prices set forth in the table below:

Hypothetical Price Per Share	Shares of Common Stock for	Shares of Common Stock for
($)	$10,000,000(#)	$20,000,000(#)
$0.15	66,666,666	133,333,333
$0.20	50,000,000	100,000,000
$0.25	40,000,000	80,000,000
$0.30	33,333,333	66,666,666
$0.35	28,571,429	57,142,857
$0.40	25,000,000	50,000,000
Even when the “bridge loans” are repaid or otherwise discharged, the Company’s obligations will survive, permitting each of Sail Venture Partners and John Pappajohn to invest $20 million cumulatively in any Company financings. These promises survive indefinitely. The agreements provide as follows:
6.9 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement indefinitely, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the other parties.

In addition, in the “bridge loan” transactions, the Company promised both Sail Venture Partners and John Pappajohn that the Company will ask permission from Sail Venture Partners and John Pappajohn before agreeing to certain future transactions, and if either one withholds consent, the Company will not proceed. Both of those agreements provide as follows:
4.4 Restrictive Covenants. Without the consent of Investor, the Company shall not:
a) effect a merger, reorganization, or sell, exclusively license or lease, or otherwise dispose of any assets of the Company with a value in excess of $20,000, other than in the ordinary course of business;
b) borrow, guaranty or otherwise incur indebtedness in excess of $100,000;
c) acquire all or substantially all of the properties, assets or stock of any other corporation or entity or assets with a value greater than $50,000; or
d) form, contribute capital or assets to, or make a loan or advance in excess of $50,000 to (i) any partially-owned or wholly-owned subsidiary, (ii) a joint venture or (iii) a similar business entity.
Sail Venture Partners is an affiliate of incumbent Board member David B. Jones. John Pappajohn has been, as CEO George Carpenter described it to Mr. Brandt, “invited” to join the Board. Also, CEO George Carpenter introduced John Pappajohn to the Company. Sail Venture Partners has owned and John Pappajohn now owns beneficially over 10% of the Company’s Common Stock.
These bridge loan agreements were negotiated and signed by George Carpenter. A special committee of the Board consisting of David B. Jones, Henry T. Harbin and George Carpenter presumably consulted with Mr. Carpenter. Nonetheless, the Board did not consider or vote on the transactions until after both the transactions had been signed and consummated. At a Board meeting on June 18, 2009, after the “bridge loan” transactions signed and were consummated, David B. Jones, Henry T. Harbin, and George Carpenter, voted for ratifying the actions of management in completing the “bridge loans.” Leonard Brandt was the only other director present and he voted against ratification of these transactions.
The Board did not receive any opinion as to valuation or the fairness of these transactions from a financial point of view. A “fairness opinion” is a professional evaluation by an investment bank or other third party as to whether the terms of a major transaction that affects corporate value are fair from a financial point of view. There is no legal requirement mandating that a “fairness opinion” be obtained by directors prior to entering into any transaction. The fee that might be charged for a fairness opinion might seem on first blush prohibitive in the Sail Venture Partners transaction of only $200,000 or the John Pappajohn transaction of only $1 million, but these agreements seem more worthy of a professional evaluation in light of promising each investor a right to invest an additional $10,000,000 in any future Company financings and promising each investor that the Company will not engage in any merger or acquisition plans without the investor’s consent. Because Mr. Brandt believes both transactions are material to the Company apart from the amount of financing received by the Company and involve Sail Venture Partners (an affiliate of director David Jones and a 14% stockholder) and John Pappajohn (an investor with other business dealings with director George Carpenter), he believes some advice found in Corporate Governance Best Practices, written by Frederick D. Lipman (John Wiley & Sons, Inc., 2006) would be appropriate: “Before approving a material transaction involving a potential conflict of interest, the board should obtain a fairness opinion from a qualified third party, such as an investment banker.”
The materials distributed to the Board for the meeting on June 18, 2009 contained the agreements with John Pappajohn but no description or analysis of the terms and no copy of the agreements with Sail Venture Partners. As the Company had already utilized the capital provided by the Sail Venture Partners loan and some of the capital provided by the John Pappajohn loan, there was no opportunity at the meeting for directors to influence the terms of these loans. The management had executed the loan agreements and the Company had received the loan funds in the first case over a month earlier.
Sail Venture Partners and John Pappajohn are under no obligation to renegotiate the terms of the transactions. However, a possible legal basis to challenge the transactions may be, for instance, that a majority of the disinterested directors did not approve the transactions.
The Company is presently seeking to raise equity before the release of its clinical trial data. Mr. Brandt believes that the market’s perception of the Company is adversely affected by uncertainty about the unannounced results, and that the offering price is lower on account of that uncertainty. Thus, if the Company conducts a large equity offering before the release of those clinical trial results, Mr. Brandt believes that all the investors, which could include in whole or in part Sail Venture Partners and John Pappajohn, could benefit at the expense of the Company and its stockholders.
Mr. Brandt believes that the incumbent Board’s plans to obtain financing that is a great deal larger than $1.5 million before announcing clinical trial results will not be in the best interests of the Company and its stockholders. Mr. Brandt believes the agreements with Sail Venture Partners and John Pappajohn as described above should be renegotiated or challenged through appropriate legal action. Therefore Mr. Brandt recommends that you vote/consent FOR the Nominees named herein.

The nominees intend to consider and address, in a decisive manner, these and all other matters of greatest significance to the Company as promptly as practicable pending or following the election of the nominees.
Mr. Brandt recently has had conversations with each of Michael Yuhas and David Mazepink about potential consulting or employment with the Company in the senior positions for commercialization.  The discussions concerning this were general and preliminary in nature. If the Nominees are elected, Mr. Brandt intends to recommend moving forward with the discussions. Whether either person would be available or the compensation they would require or be offered is presently unknown.
The statements above are based on present knowledge, beliefs and expectations. The Nominees intend to carefully consider the Company’s circumstances and opportunities at the time if and when the Nominees are elected. Therefore, the foregoing statements are not meant to foreclose the nominees from other possible actions in the faithful discharge of their fiduciary obligations to the Company and its stockholders.
ARRANGEMENTS OR UNDERSTANDINGS WITH NOMINEES
The Nominees understand that, if elected as Directors of the Company, each of them will have an obligation under Delaware law to discharge his duties as a Director in good faith, consistent with his fiduciary duties to the Company and its Stockholders.
There is no arrangement or understanding between any Nominee and any other person pursuant to which the Nominee was selected as a Nominee.
COMPENSATION BY THE COMPANY OF THE PARTICIPANTS
Summary Compensation Table

							All Other
Name and		Salary	Bonus		Option Awards		Compensation		Total
Principal Positions	Year	($)	($)		($)		($)		($)
Leonard J. Brandt	2008	175,000	0	(5)	0		19,000	(4)	194,000
(Chief Executive Officer,	2007	175,000	0	(6)	1,025,600	(2)	18,000		1,218,600
Principal Executive Officer, Director)(1)	2006	175,000	10,000		196,500	(3)	59,700		441,200

(1)	For the fiscal years ended 2005 and 2006, Mr. Brandt agreed to forgo payment of his salary and allow CNS California to accrue such compensation. In August 2006, Mr. Brandt agreed to settle his claims for compensation through September 30, 2006 in the aggregate amount of $1,106,900 in exchange for the issuance of 298,437 shares of CNS California common stock, which were exchanged for 298,437 shares of our common stock on March 7, 2007 upon the Company’s merger with CNS California (the “Merger”).

(2)	The fair value of options was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: grant date fair value of $1.09; dividend yield of 0; risk free interest rate of 4.72%; expected volatility of 91% and an expected life of 5 years.

(3)	Represents options to purchase 2,124,740 shares of Common Stock for which the CNS California common stock underlying the originally issued options were exchanged upon the closing of the Merger. The options are fully vested and exercisable at $0.132 per share. The fair value of options was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: grant date fair value of $0.132; dividend yield of 0; risk free interest rate of 5.5%; expected volatility of 100% and an expected life of 5 years.

(4)	Relates to healthcare insurance premiums paid on behalf of executive officers by the Company.
Outstanding Equity Awards at Fiscal Year-End 2008

(5)	For the 2008 fiscal first quarter ending December 31, 2007, Mr. Brandt was awarded but not paid a bonus of $9,531.

(6)	For Fiscal 2007, Mr. Brandt was awarded but not paid a bonus.

The following table presents information regarding outstanding options held by the participants in the solicitation as of the end of the Company’s fiscal year ended September 30, 2008. None of the participants exercised options during the fiscal year ended September 30, 2008.

	Number of Securities Underlying
	Unexercised Options (#)		Option Exercise	Option Expiration
Name	Exercisable	Unexercisable	Price ($)	Date
Leonard Brandt (1)	145,953	187,658	1.20	August 8, 2012
	586,274	382,615	1.09	August 8, 2017
William E. Bunney, Jr., M.D.(2)	10,000	10,000	0.96	April 16, 2018

(1)	On August 8, 2007, Mr. Brandt was granted options to purchase 1,302,500 shares of Common Stock. The options are exercisable at $1.20 per share as to 333,611 shares and $1.09 per share as to 968,889 shares. The options to purchase 333,611 shares vest as follows: options to purchase 83,403 shares vested on August 8, 2007, the date of grant; options to purchase 243,250 shares vest in equal monthly amounts of 6,950 shares over 35 months commencing on January 31, 2008; and the remaining options to purchase 6,958 shares vest on December 31, 2010. The options to purchase 968,889 shares vest as follows: options to purchase 269,357 shares vested on August 8, 2007, the date of grant; options to purchase 135,675 shares vested in equal monthly amounts of 27,135 shares over 5 months beginning on August 31, 2007; options to purchase 543,726 shares vest in equal monthly amounts of 20,138 shares over 27 months beginning on January 31, 2008; and the remaining options to purchase 20,131 shares vest on April 30, 2010.

(2)	On April 16, 2008, Dr. Bunney was granted options to purchase 20,000 shares of Common Stock with an exercise price of $0.96 per share. The options to purchase 20,000 shares have vested and will continue to vest in 4 equal installments of 5,000 shares on each of the following dates: October 16, 2008, April 16, 2009, October 16, 2009, and April 16, 2010.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
As the Company desired to retain our cash to fund our growth, the Company did not pay any bonuses to Leonard J. Brandt or any other executive officers during fiscal years ended September 30, 2008 and 2007. The bonus of $10,000 paid to Leonard J. Brandt in the fiscal year ended 2006 was determined by the Company’s Board of Directors, based on the performance of Mr. Brandt and of the Company.
The Company does not have a formal plan for determining the compensation of executive officers. Instead, each named executive officer negotiates the terms of their employment.
Employment Agreement
Prior to March 2007, CNS California entered into an Employment Agreement (the “Employment Agreement”) with Leonard J. Brandt. On March 7, 2007, the merger transaction between the Company’s subsidiary and CNS California was consummated. It is Mr. Brandt’s belief that the Employment Agreement with CNS California continued. During the period of his employment, Mr. Brandt received a base salary of $175,000 per year plus group healthcare insurance.
Under the Employment Agreement, Mr. Brandt’s employment was on an “at-will” basis. Upon involuntary termination of Mr. Brandt’s employment, Mr. Brandt was to become eligible to receive as severance his salary and benefits for a period equal to six months payable in one lump sum of $87,500. Mr. Brandt did not receive that amount and reserves his rights to assert a claim for such amount.
2006 Stock Incentive Plan
On August 3, 2006, CNS California adopted the CNS California 2006 Stock Incentive Plan (the “2006 Plan”). On March 7, 2007, in connection with the closing of the merger transaction with CNS California, the Company assumed the 2006 Plan and all of the options granted under the plan at the same price and terms. The following is a summary of the 2006 Plan, which the Company uses to provide equity compensation to employees, directors and consultants to the Company.
The 2006 Plan provides for the issuance of awards in the form of restricted shares, stock options (which may constitute incentive stock options (ISO) or nonstatutory stock options (NSO)), stock appreciation rights and stock unit grants to eligible employees, directors and consultants and is administered by the board of directors. A total of

10 million shares of Common Stock are reserved for issuance under the 2006 Plan. As of September 30, 2008, there were 8,964,567 options and 183,937 restricted shares outstanding under the 2006 Plan and 498,739 shares available for issuance of awards. The 2006 Plan provides that in any calendar year, no eligible employee or director shall be granted an award to purchase more than 3 million shares of stock. The option price for each share of stock subject to an option shall be (i) no less than the fair market value of a share of stock on the date the option is granted, if the option is an ISO, or (ii) no less than 85% of the fair market value of the stock on the date the option is granted, if the option is a NSO; provided, however, if the option is an ISO granted to an eligible employee who is a 10% shareholder, the option price for each share of stock subject to such ISO shall be no less than 110% of the fair market value of a share of stock on the date such ISO is granted. Stock options have a maximum term of ten years from the date of grant, except for ISOs granted to an eligible employee who is a 10% shareholder, in which case the maximum term is five years from the date of grant. ISOs may be granted only to eligible employees.
Compensation Discussion and Analysis
The Company does not have a designated compensation committee, its full Board of Directors oversees matters regarding executive compensation. The Board is responsible for all compensation functions. The Board also has the authority to select and/or retain outside counsel, compensation and benefits consultants, or any other consultants to provide independent advice and assistance in connection with the execution of its responsibilities.
Compensation Philosophy
The Company does not have a formal comprehensive executive compensation policy. It intends to establish such policies to further its corporate objectives.
Compensation Elements
The Company compensates its executives through a variety of components, which may include a base salary, annual performance based incentive bonuses, equity incentives, and benefits and perquisites, in order to provide its executives with a competitive overall compensation package. The mix and value of these components are impacted by a variety of factors, such as responsibility level, individual negotiations and performance and market practice. The purpose and key characteristics for each component are described below.
Severance and Change of Control Arrangements
The Company does not have a formal plan for severance or separation pay for its employees, but the Company typically includes a severance provision in the employment agreements of its executive officers that have written employment agreements with us. Generally, such provisions are triggered in the event of involuntary termination of the executive without cause or in the event of a change in control.
Accounting and Tax Considerations
The Company considers the accounting implications of all aspects of its executive compensation strategy and, so long as doing so does not conflict with its general performance objectives described above, the Company strives to achieve the most favorable accounting (and tax) treatment possible to the company and its executive officers.
Process for Setting Executive Compensation; Factors Considered
When making pay determinations for named executive officers, the Board considers a variety of factors including, among others: (1) actual company performance as compared to pre-established goals, (2) individual executive performance and expected contribution to its future success, (3) changes in economic conditions and the external marketplace, (4) prior year’s bonuses and long-term incentive awards, and (5) in the case of executive officers, other than Chief Executive Officer, the recommendation of its Chief Executive Officer. No specific weighing is assigned to these factors nor are particular targets set for any particular factor. Ultimately, the Board uses its judgment and discretion when determining how much to pay its executive officers and sets the pay for such executives by element (including cash versus non-cash compensation) and in the aggregate, at levels that it believes are competitive and necessary to attract and retain talented executives capable of achieving the Company’s long-term objectives.
COMPANY’S BOARD COMPOSITION AND COMMITTEES
Leonard J. Brandt serves as a director of the Company and until April, 2009 served as Chairman of the Board.

Information provided by the Company indicates as follows:
The Company’s board of directors currently consists of five members: Leonard Brandt, George Carpenter, David Jones, Jerome Vaccaro and Henry Harbin. Except for Messrs. Carpenter and Harbin, who were appointed by the Board of Directors to fill vacancies created by expansions in the size of the Board of Directors, each director was elected either at a meeting of shareholders or by written consent of the shareholders of CNS California and became a director of the Company in connection with the merger of CNS California with a subsidiary of the Company.
Each of the Company’s directors will serve until the next annual meeting or until his or her successor is duly elected and qualified.
The Company is not a “listed company” under SEC rules and is therefore not required to have separate committees comprised of independent directors. The Company has, however, determined that David Jones, Jerome Vaccaro and Henry Harbin are “independent” as that term is defined in Section 4200 of the Marketplace Rules as required by the NASDAQ Stock Market. It has also determined that David Jones qualifies as an “audit committee financial expert” within the meaning of the rules and regulations of the SEC and that each of its other board members are able to read and understand fundamental financial statements and have substantial business experience that results in that member’s financial sophistication. Accordingly, the Company’s board of directors believes that each of its members has sufficient knowledge and experience necessary to fulfill the duties and obligations that an audit committee would have. The Company does not have a separately designated audit, compensation or nominating committee of its board of directors and the functions customarily delegated to these committees are performed by its full board of directors.
Compensation Committee Interlocks and Insider Participation
The Company does not have a separately designated compensation committee of its board of directors and the functions customarily delegated to this committee are performed by its full board of directors. During its fiscal year ended September 30, 2008, Leonard Brandt, then the Company’s Chief Executive Officer in addition to being a director, participated in deliberations of the board of directors concerning executive officer compensation. No relationship with another entity or its officers or directors that would require disclosure under this caption had existed during fiscal year 2008.
ADDITIONAL INFORMATION
Please see the following sections for information about the participants: “Information with Respect to Nominees,” “Security Ownership of Participants,” “Transactions of the Participants in Company Securities,” “Legal Proceedings,” “Interests in Nominees,” “Arrangements and Undertakings with Nominees,” “Compensation by the Company of the Participants.” Each of these sections is included under the discussion of Proposal No. 1 beginning on page 3. Except as set forth in the aforementioned sections, during the past 10 years, (i) no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any of the Company’s securities; (iii) no participant in this solicitation owns any of the Company’s securities which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any of the Company’s securities during the past two years; (v) no part of the purchase price or market value of the Company’s securities owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any of the Company’s securities; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no participant in this solicitation or any of his/its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation has, nor do any of their associates have, any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates; (xi) no participant in this solicitation has, nor do any of their associates have, any arrangement or understanding with any person with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xii) no person, including the participants in this solicitation, who is a party to an arrangement or understanding pursuant to which the Nominees are proposed to be elected has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on at the Annual Meeting; (xiii) no participant in this solicitation is aware of any arrangement (including any pledge, voting trust, or contract for sale) which may at a subsequent date result in a change in control of the Company; (xvi) no participant in this solicitation is aware of any arrangement, or has reason to believe that any arrangement exists, under which 5% or more of any class of the Company’s voting securities is held or is to be held subject to any voting agreement, voting trust or other similar agreement; (xv) no participant in this solicitation is aware of any person or group that holds beneficial ownership of more than 5% of the outstanding shares of the Company or has the right to acquire beneficial ownership of more than 5% of such outstanding voting securities, except for persons or groups who may be identified through a review of publicly available information regarding the beneficial ownership of the Company.
The principal executive offices of the Company are located at 2755 Bristol Street, Suite 285, Costa Mesa, California 92626.
The information concerning the Company set forth herein has been taken from, or is based upon, publicly available information and information otherwise made available by the Company.
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of the Company’s common stock as of August 10, 2009, by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s common stock, (ii) by each director, (iii) each of the Company’s principal executive officers, and (iv) all directors and executive officers as a group. The following information as to the security ownership of the Company, other than information as to the number of shares owned by Mr. Brandt, is based solely on the Company’s filings with the Securities and Exchange Commission and information available to Leonard J. Brandt.
The calculations of percentage of beneficial ownership are based on 28,872,476 shares of Common Stock issued and outstanding as of August 10, 2009, according to the Company’s stockholder list of that date. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes below the table, to the Company’s knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each of the named executive officers, directors, director nominees and 5% or more stockholders named below is c/o CNS Response, Inc., 2755 Bristol St., Suite 285, Costa Mesa, CA 92626.

	Number of Shares
	Beneficially Owned
		Percentage of
Name of Beneficial Owner	Number	Shares Outstanding

Named Executive Officers and Directors:
Leonard J. Brandt (1) Director	9,838,777	32.0%
David B. Jones(2) Director	4,338,521	15.0%
Dr. Jerome Vaccaro Director (3)	20,000	*
Dr. Henry Harbin Director (4)	100,834	*
Daniel Hoffman Chief Medical Officer (5)	636,594	2.2%
George Carpenter President (6)	363,317	1.2%
Horace Hertz (7)	298,492	1.0%
Brad Luce (8)	17,187	*
Executive Officers and Directors as a group (8 persons) (9)	15,713,722	51.8%

	Number of Shares
	Beneficially Owned
			Percentage of
Name of Beneficial Owner	Number		Shares Outstanding

5% Stockholders:
John Pappajohn (10)	3,333,333	(10)	10.4	%(10)
Sail Venture Partners LP (2)	4,438,521	(2)	15.0	%(2)
W. Hamlin Emory (11)	1,317,099		4.5%
Heartland Advisors, Inc. (12)	2,340,000		8.0%
The EAC Investment Limited Partnership (13)	1,766,279		6.0%
LMA SPC for and on behalf of Map 2 Segregated Portfolio; Partner Healthcare Offshore Fund, Ltd.; Partner Healthcare Fund, L.P. (14)	1,625,000		5.6%
Brian MacDonald (15)	2,208,908		7.4%

*	Less than 1%

(1)	Consists of 7,934,631 shares of Common Stock (including 540,000 shares owned by Mr. Brandt’s minor children sharing Mr. Brandt’s home) held by Mr. Brandt as well as 601,646 shares reserved for issuance upon exercise of warrants to purchase Common Stock and 1,302,500 shares reserved for issuance upon exercise of options to purchase Common Stock. Mr. Brandt’s address is 31878 Del Obispo St., Suite 118-131, San Juan Capistrano, CA 92675.

(2)	Consists of (a) 3,632,711 shares of Common Stock and (b) 805,810 shares of Common Stock issuable upon the exercise of vested and exercisable warrants held by Sail Venture Partners, LP. Sail Venture Partners, LLC is the general partner of Sail Venture Partners, L.P. The unanimous vote of the managing members of Sail Venture Partners, LLC (who are Walter Schindler, Alan Sellers, Thomas Cain, and David B. Jones), is required to voting and make investment decisions over the shares held by this selling stockholder. The address of Sail Venture Partners, L.P. is 600 Anton Blvd., Suite 1750, Costa Mesa, CA 92626. Excludes shares issuable under promissory notes in the amount of $250,000 that may be convertible at a price higher or lower than 30 cents per share.

(3)	Consists of options to acquire 20,000 shares of common stock issuable upon the exercise of vested and exercisable options.

(4)	Consists of (a) 8,333 shares of common stock, (b) 2,501 shares of common stock issuable upon the exercise of warrants to purchase common stock and (c) options to acquire 90,000 shares of common stock issuable upon the exercise of vested and exercisable options.

(5)	Consists of (a) 98,044 shares of common stock (b) options to acquire 526,049 shares of common stock issuable upon the exercise of vested and exercisable options, and (c) warrants to acquire 12,501 shares of common stock.

(6)	Consists of options to acquire 363,317 shares of common stock issuable upon the exercise of vested and exercisable options.

(7)	Consists of options to acquire 298,492 shares of common stock issuable upon the exercise of vested and exercisable options.

(8)	Consists of options to acquire 17,187 shares of common stock issuable upon the exercise of vested and exercisable options.

(9)	Consists of 8,354,774 shares of common stock and 6,851,203 shares of common stock issuable upon the exercise of vested and exercisable options and warrants.

(10)	Consists of the 3,333,333 shares issuable under a seven-year warrant to purchase shares of common stock for 30 cents each, but excludes (under SEC rules) shares issuable upon conversion of a promissory note in the amount of $1 million at a price that is indeterminate.

(11)	Consists of 1,015,334 shares of common stock, 4,233 shares of common stock issuable upon the exercise of warrants to purchase common stock and 297,532 shares of common stock issuable upon the exercise of vested and exercisable options to purchase common stock. The address of Mr. Emory is 9663 Santa Monica Blvd., Suite 221, Beverly Hills, CA 90210.

(12)	Consists of 1,800,000 shares of common stock and 540,000 shares reserved for issuance upon exercise of warrants to purchase common stock. Heartland Group Value Fund is affiliated with Heartland Investor Services, LLC, a registered broker/dealer and member of NASD. Heartland Group Value Fund purchased or otherwise acquired its shares in the ordinary course of business and, at the time of such purchase/acquisition, had no agreements or understandings, directly or indirectly, with any person, to distribute the securities to be resold. Mr. Paul T. Beste, Vice President & Secretary of Heartland Group Inc., exercises voting and investment authority over the shares held by this stockholder. The address of the stockholder is c/o Brown Brothers Harriman, 140 Broadway St., New York, NY 10005.

(13)	Consists of 1,292,177 shares of common stock and 474,102 shares of common stock issuable upon the exercise of warrants to purchase common stock. Anthony Morgentheau exercises voting and investment authority over the shares held by this stockholder. The address of the stockholder is 380 Leucadendra Drive, Cora Gables, FL 33156.

(14)	Consists of 224,110 shares of common stock and 67,233 shares reserved for issuance upon exercise of warrants to purchase common stock held by LMA SPC for and on behalf of Map 2 Segregated Portfolio; 651,090 shares of common stock and 195,327 shares reserved for issuance upon exercise of certain warrants to purchase common stock held by Partner Healthcare Fund, LP, and 374,800 shares of common stock and 112,440 shares reserved for issuance upon exercise of warrants to purchase common stock held by Partner Healthcare Offshore Fund, Ltd. Eric Moore, as the Chief Financial Officer of Partner Healthcare Offshore Fund, Ltd., exercises voting and investment authority over the shares held by Partner Healthcare Offshore Fund, Ltd. Eric Moore, as the Chief Financial Officer of Partner Healthcare Fund, L.P., exercises voting and investment authority over the shares held by Partner Healthcare Fund, L.P.. Robert P. Swan, as Director, exercises voting and investment authority over the shares held by LMA SPC for and on behalf of Map 2 Segregated Portfolio. The address of each of the stockholders is One Market Plaza, Steuart Tower, 22nd Floor, San Francisco, CA 94105.

(15)	Consists of 1,242,375 shares of common stock and 966,533 shares of common stock issuable upon the exercise of vested and exercisable options to purchase common stock. The address of Brian MacDonald is 4007 Beard Ave. South, Minneapolis, MN 55410.
CHANGE IN CONTROL PROVISIONS
If the Nominees are elected to the Board of Directors of the Company, the Nominees intend to review the terms of any change of control provisions that the Company is party to and evaluate whether the change of control provisions contained therein have been triggered and, consistent with their fiduciary duties, any other relevant circumstances.
Effect of Election of Nominees under Change of Control Provisions
The following paragraphs describe the effects of electing the Nominees and replacing the incumbent Board under the existing agreements of the Company that are known to the participants in this solicitation.
2006 Stock Incentive Plan
The removal of current directors and the election of the Nominees would permit the Company to accelerate the vesting of any or all unvested options or shares of restricted stock then outstanding under the Company’s 2006 Stock Incentive Plan, Accelerated vesting would make unvested options exercisable prior to their normal vesting dates and would make restrictions lapse as to restricted stock grants prior to their normal vesting dates.
The 2006 Stock Incentive Plan states that any options or restricted stock granted under that plan may contain a change of control provision at the time of its grant or the Company may also choose to accelerate vesting of some or all of the unvested options or restricted shares upon a change of control, even if those options did not, when originally granted, contain a change of control provision.
According to the Company’s most recent Form 10-K, “As of September 30, 2008, there were 8,964,567 options and 183,937 restricted shares outstanding under the 2006 Plan and 498,739 shares available for issuance of awards.” The Form 10-K did not provide, and Mr. Brandt does not have any reliable information concerning, what portion of the total number of options and stock grants is unvested. Therefore, the total number of options and restricted stock grants that could vest, by action of the incumbent Board or otherwise, upon the election of the Nominees is unknown to Mr. Brandt.
Based on information provided by the Company in its Form 10-K filed on January 13, 2009, the following named executive officers, non-employee directors or Nominees hold options that are unvested. Unvested options could become exercisable upon a change of control.

		Exercise Price	Option Expiration
Name	Unexercisable	($)	Date
Leonard Brandt	125,108	$1.20	August 8, 2012
	201,373	$1.09	August 8, 2017

George Carpenter	252,801	$0.89	October 1, 2017
	292,205	$0.89	October 1, 2017

Daniel Hoffman	373,106	$1.09	August 8, 2017

Henry Harbin	5,000	$0.80	December 19, 2017

Brian McDonald	74,619	$1.09	August 8, 2017

William E. Bunney, Jr., M.D.	10,000	$0.96	April 16, 2018

TOTALS:	1,334,212
Mr. Brandt is not presently aware of any automatic vesting provision in the options held by him or in any of the other option agreements, although the Board can accelerate any or all these unvested options in its discretion in connection with a change of control.
The Form 10-K did not provide similar information concerning unvested restricted shares and Mr. Brandt does not otherwise have information as to the portion of those that are unvested. Mr. Brandt does not hold any restricted shares, whether vested or unvested, issued as a restricted stock grant under the 2006 Stock Incentive Plan.
DISSENTER’S RIGHTS OF APPRAISAL
Stockholders have no dissenter’s rights of appraisal of similar rights with respect to the Proposals.
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
The deadline for submitting stockholder proposals for inclusion in the Company’s proxy statement and form of proxy for the Company’s next annual meeting is no later than a reasonable time before the Company begins to print and send its proxy materials.

Dated: August 25, 2009	Sincerely,
/s/ Leonard J. Brandt
Leonard J. Brandt

STOCKHOLDER CONSENT FORM
CONSENT IS SOLICITED ON BEHALF OF LEONARD J. BRANDT.
Stockholders should not send any Stock Certificates with this Consent form. Stockholders are urged to mark, sign, date and send promptly this Consent form.
PLEASE INDICATE APPROVAL BELOW ON EACH PROPOSAL. IF NO INDICATION IS MADE, THE SIGNED AND DATED CONSENT WILL BE COUNTED FOR ALL PROPOSALS.
PROPOSAL 1: TO REMOVE ALL INCUMBENT MEMBERS OF THE BOARD OF DIRECTORS OTHER THAN LEONARD J. BRANDT.

☐ APPROVE	☐ DISAPPROVE	☐ ABSTAIN
PROPOSAL 2: TO ELECT THE FOLLOWING PERSONS TO THE BOARD OF DIRECTORS OF CNS RESPONSE, INC. TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED. IF ANY PERSON NAMED ABOVE CANNOT SERVE, THE PERSON GIVING THIS CONSENT ALSO HEREBY CONSENTS TO THE ELECTION OF ANY SUBSTITUTE NOMINEE DESIGNATED BY LEONARD J. BRANDT. THERE IS NO ASSURANCE THAT THE REGISTRANT’S NOMINEES WILL SERVE IF ELECTED WITH ANY OF LEONARD J. BRANDT’S NOMINEES.

☐ APPROVE ALL	☐ WITHHOLD APPROVAL AS TO ALL	☐ ABSTAIN
TO WITHHOLD APPROVAL AS TO ANY INDIVIDUAL, STRIKE OUT HIS NAME BELOW.
Leonard J. Brandt William E. Bunney, Jr. M.D. William Murray
Mordechay Yekutiel Andy Goren David W. Mazepink
THE UNDERSIGNED AUTHORIZES LEONARD J. BRANDT OR HIS DESIGNATES TO DELIVER THIS CONSENT AND COPIES THEREOF TO CNS RESPONSE, INC. IN ANY MANNER.
SIGNATURE(S) [EACH CONSENT MUST BE SIGNED AND DATED.]
Dated:  ________, 2009

(Signature of Stockholder)	Print Name

(Signature if held jointly)	Print Name
IMPORTANT: Please date this Consent form and sign exactly as your name or names appear(s) on your stock certificate. All joint owners whose names appear should sign. Executors, administrators, trustees, guardians, attorneys and others holding stock in a representative or fiduciary capacity, should sign and also give their title. If a corporation, please sign in corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.
PLEASE SIGN, DATE AND SEND TODAY TO:
LEONARD J. BRANDT, VIA FAX TO 949-743-2785
OR SEND ADDRESSED TO LEONARD J. BRANDT IN THE ENCLOSED ENVELOPE.

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the Written Consent of Stockholders.
1. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.
2. The proxy statement is available at http://www.leonardjbrandt.com/consent.
3. If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before September 2, 2009 to facilitate timely delivery.
The written consent of stockholders will take effect as soon as consents signed by holders of a majority of the outstanding Common Stock received and delivered to CNS Response, Inc.
Action will be taken on these matters—
Removal of all of the incumbent directors, other than Leonard J. Brandt Election of directors
Leonard J. Brandt is soliciting proxies and recommends a vote FOR the removal of all the incumbent directors, FOR election of all his nominees— Leonard J. Brandt, William E. Bunney, Jr., M.D., William Murray, Mordechay Yekutiel, Andy Goren and David W. Mazepink.
The definitive proxy statement and consent card, and all future solicitation materials of Leonard J. Brandt, are being made available at http://www.leonardjbrandt.com/consent.
Holders of CNS Response, Inc. securities can request a copy of the proxy statement and form of consent to which the proxy materials being furnished relate by these methods: (A) toll-free at (877) 962-2244, (B) by email to lenconsent@leonardjbrandt.com, or (C) by requesting them at http://www.leonardjbrandt.com/consent.
The form of consent can be downloaded with the proxy statement by clicking the button entitled “Consent Solicitation Statement and Form of Consent.” The form of consent can then be printed, signed, dated and delivered as indicated on the form of consent itself.

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CONSENT OF NOMINEE
The undersigned hereby consents to being named as a nominee for election as a director of CNS Response, Inc., a Delaware corporation (the “Company”) in the proxy statement and other proxy materials concerning the undersigned’s nomination in connection with the solicitation from stockholders of the Company of proxies to be voted at the 2009 special meeting of stockholders of the Company, including any adjournments or postponements thereof, and, if elected, to serve as a director of the Company.

/s/ Leonard J. Brandt Name: Leonard J. Brandt Date: June 26, 2009

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CONSENT OF NOMINEE
The undersigned hereby consents to being named as a nominee for election as a director of CNS Response, Inc., a Delaware corporation (the “Company”) in the proxy statement and other proxy materials concerning the undersigned’s nomination in connection with the solicitation from stockholders of the Company of proxies to be voted at the 2009 special meeting of stockholders of the Company, including any adjournments or postponements thereof, and, if elected, to serve as a director of the Company.

/s/ Andy Goren Name: Andy Goren

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CONSENT OF NOMINEE
The undersigned hereby consents to being named as a nominee for election as a director of CNS Response, Inc., a Delaware corporation (the “Company”) in the proxy statement and other proxy materials concerning the undersigned’s nomination in connection with the solicitation from stockholders of the Company of proxies to be voted at the 2009 special meeting of stockholders of the Company, including any adjournments or postponements thereof, and, if elected, to serve as a director of the Company.

/s/ Mordechay Yekutiel Name: Mordechay Yekutiel

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CONSENT OF NOMINEE
The undersigned hereby consents to being named as a nominee for election as a director of CNS Response, Inc., a Delaware corporation (the “Company”) in the proxy statement and other proxy materials concerning the undersigned’s nomination in connection with the solicitation from stockholders of the Company of proxies to be voted at the 2009 special meeting of stockholders of the Company, including any adjournments or postponements thereof, and, if elected, to serve as a director of the Company.

/s/ William Murray Name: William Murray Date: June 28, 2009

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CONSENT OF NOMINEE
The undersigned hereby consents to being named as a nominee for election as a director of CNS Response, Inc., a Delaware corporation (the “Company”) in the proxy statement and other proxy materials concerning the undersigned’s nomination in connection with the solicitation from stockholders of the Company of proxies to be voted at the 2009 special meeting of stockholders of the Company, including any adjournments or postponements thereof, and, if elected, to serve as a director of the Company.

/s/ William E. Bunney, Jr., M.D. Name: William E. Bunney, Jr., M.D.

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CONSENT OF NOMINEE
The undersigned hereby consents to being named as a nominee for election as a director of CNS Response, Inc., a Delaware corporation (the “Company”) in the proxy statement and other proxy materials concerning the undersigned’s nomination in connection with the solicitation from stockholders of the Company of proxies to be voted at the 2009 special meeting of stockholders of the Company, including any adjournments or postponements thereof, and, if elected, to serve as a director of the Company.

/s/ David W. Mazepink
Name: David W. Mazepink

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